Exhibit 99.1

NEW ERA BUILDING SYSTEMS, INC.
UNAUDITED CONSOLIDATED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND JUNE 30, 2004
(IN THOUSANDS)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Net sales	$57,540	$51,558
Cost of sales	51,688	45,679
Gross margin	5,852	5,879

Selling, general, and administrative expenses	4,297	4,150
Operating income	1,555	1,729

Interest expense, net	522	436
Income before minority interest in income of consolidated subsidiaries	1,033	1,293

Minority interest in income of consolidated subsidiaries	43	94
Net income	$990	$1,199

See accompanying Notes to Unaudited Consolidated Financial Statements.

NEW ERA BUILDING SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2005 AND DECEMBER 31, 2004
(IN THOUSANDS)

	June 30, 2005	December 31, 2004
Current assets
Cash and cash equivalents	$1,924	$1,436
Accounts receivable, trade	2,393	3,555
Inventories	14,555	13,308
Other current assets	593	602
Total current assets	19,465	18,901

Property, plant and equipment	25,861	24,493
Less-accumulated depreciation	10,159	9,228
	15,702	15,265

Goodwill	1,092	1,092
Other non-current assets	355	590
	$36,614	$35,848

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term debt	$8,641	$7,687
Current maturities of long-term debt	1,222	809
Accounts payable	4,131	4,824
Accrued warranty obligations	1,771	1,771
Customer deposits	674	1,195
Other current liabilities	6,481	5,301
Total current liabilities	22,920	21,587

Long-term debt	7,130	6,587
Contingent liabilities
Minority interest in net assets of consolidated subsidiaries	1,987	1,944
Shareholders’ equity	4,577	5,730
	$36,614	$35,848

See accompanying Notes to Unaudited Consolidated Financial Statements.

NEW ERA BUILDING SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND JUNE 30, 2004
(IN THOUSANDS)

	Six Months Ended	Six Months Ended
	June 30, 2005	June 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$990	$1,199
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest in income of consolidated subsidiaries	43	94
Depreciation and amortization	931	799
Increase/decrease:
Accounts receivable	1,162	(197)
Inventories	(1,247)	(1,094)
Accounts payable	(693)	494
Other, net	668	1,507
Net cash provided by continuing operating activities	1,854	2,802

CASH FLOWS FROM INVESTING ACTIVITES:
Additions to property, plant and equipment	(1,368)	(1,266)
Advances to unconsolidated subsidiaries	—	(629)
Net cash used for investing activities	(1,368)	(1,895)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in long- and short-term debt	1,910	930
Dividends paid	(1,908)	(1,705)
Net cash provided by (used for) financing activities	2	(775)

Net increase in cash and cash equivalents	488	132
Cash and cash equivalents at beginning of period	1,436	1,022
Cash and cash equivalents at end of period	1,924	1,154

See accompanying Notes to Unaudited Consolidated Financial Statements.

NEW ERA BUILDING SYSTEMS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the six months ended June 30, 2005 and June 30, 2004

NOTE 1 – Basis of presentation and summary of significant accounting policies

Basis of presentation and principles of consolidation

On August 8, 2005, pursuant to respective Asset Purchase Agreements, a wholly-owned subsidiary of Champion Enterprises, Inc. (“Champion”) acquired the assets of New Era Building Systems, Inc. (“New Era”), its wholly-owned subsidiary Unique Fabrications, LLC (“Unique”), and its majority-owned subsidiaries, Castle Housing of Pennsylvania, Ltd. (“Castle”) and Carolina Building Solutions, LLC (“CBS”), collectively “the acquired businesses.” At December 31, 2004, New Era owned 55.7% and 54.6%, respectively, of the outstanding membership interests of Castle and CBS.

The consolidated financial statements include the accounts of the acquired businesses (“the Company”). All significant intercompany transactions have been eliminated.

At June 30, 2005, New Era held a 62% interest in an affiliate. The affiliate was not acquired by Champion in the asset acquisitions described above, and therefore New Era’s investment in the affiliate and the affiliate’s accounts and results are not included in the accompanying consolidated financial statements of the acquired companies. At June 30, 2005, New Era’s investment in the affiliate was $178,000.

Business

The Company is a manufacturer and wholesaler of modular and manufactured housing. The factory-built homes that are produced are primarily single-family dwellings sold to builders/retailers throughout the Eastern United States.

NOTE 2 – Inventory

The following is a summary of inventories by component at June 30, 2005 and December 31, 2004:

	June 30, 2005	December 31, 2004
	(in thousands)
Raw materials	$5,833	$6,182
Work-in-process	1,586	1,586
Finished goods	7,173	5,577
Inventory reserve	(37)	(37)
Total inventory	$14,555	$13,308

NOTE 3 – Short-term debt

Short-term debt primarily consists of borrowings under bank lines of credit and is secured by the accounts receivable, inventories and certain property and equipment of the Company. Interest on short-term debt ranges from the bank’s prime rate (6.25% at June 30, 2005) to the prime rate plus 0.5%.

NOTE 4 – Long-term debt

Long-term debt at June 30, 2005 and December 31, 2004 consists of the following:

	June 30, 2005	December 31, 2004
	(in thousands)
Mortgage loans payable	8,352	7,396
Less: current portion	(1,222)	(809)
Long-Term Debt	$7,130	$6,587

Mortgage loans are secured principally by land, buildings and certain equipment. Interest on mortgage loans is payable monthly at rates ranging from the bank’s prime rate (6.25% at June 30, 2005) to 8.375%.

NOTE 5 – Other current liabilities

Other current liabilities at June 30, 2005 and December 31, 2004 consists of the following:

	June 30, 2005	December 31, 2004
	(in thousands)
Accrued dealer volume rebates	$1,912	$1,233
Accrued delivery and set up costs	1,438	1,024
Accrued employee costs	1,523	938
Other accrued liabilities	1,608	2,106
Total current liabilities	$6,481	$5,301

NOTE 6 – Contingent liabilities

As is customary in the manufactured housing industry, a significant portion of the Company’s sales to builders/retailers are made pursuant to repurchase agreements with lending institutions that provide wholesale floor plan financing to the builders/retailers. Pursuant to these agreements, generally for a period of up to 24 months from invoice date of the sale of the homes and upon default by the builders/retailers and repossession by the financial institution, the Company is obligated to purchase the related floor plan loans or repurchase the homes from the lender. Losses under repurchase agreements have not been and at June 30, 2005, are not expected to be significant.

NOTE 7 – Related party transactions

A significant portion of the shareholders of the Company are also customers of the Company. During 2005 and 2004, there were significant amounts of sales to these shareholders as well as rebates earned and accrued or paid to these shareholders.

NOTE 8 – Income Taxes

New Era is an S Corporation and its subsidiaries are limited liability corporations and therefore are not subject to federal and most state income taxes. Accordingly, there is no provision for federal income taxes in the consolidated financial statement. State income taxes are provided in the consolidated financial statements for states in which the Company is subject to income tax.